EXHIBIT 21.1
SUPERIOR ENERGY SERVICES, INC.
List of Subsidiaries
     Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Superior Energy Services, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

STATE OF JURISDICTION
OF INCORPORATION OR
NAME	ORGANIZATION
1105 Peters Road, L.L.C.	Louisiana
Blowout Tools, Inc.	Texas
Concentric Pipe and Tool Rentals, L.L.C.	Louisiana
Connection Technology, L.L.C.	Louisiana
Duffy & McGovern Accommodation Services Limited	United Kingdom
Fastorq, L.L.C.	Louisiana
H.B. Rentals, L.C.	Louisiana
International Snubbing Services, L.L.C.	Louisiana
Premier Oilfield Rentals Limited	Scotland
Production Management Industries, L.L.C.	Louisiana
SES Canada, ULC	Canada
SESI, L.L.C.	Delaware
SPN Resources, LLC	Louisiana
Southeast Australian Services Pty., Ltd.	Australia
Stabil Drill Specialties, L.L.C.	Louisiana
Sub-Surface Tools, L.L.C.	Louisiana
Superior Energy Liftboats, L.L.C.	Louisiana
Superior Energy Services, L.L.C.	Louisiana
Superior Energy Services de Venezuela, C.A.	Venezuela
Superior Energy Services Trinidad Limited	Trinidad/Tobago
Superior Inspection Services, Inc.	Louisiana
Warrior Energy Services Corporation	Delaware
Wild Well Control, Inc.	Texas
Workstrings, L.L.C.	Louisiana